EXHIBIT 99.1

                              UNITED BANCORP, INC.

FOR IMMEDIATE RELEASE                             CONTACT: Robert K. Chapman
October 9, 2008                                            United Bancorp, Inc.
                                                           734-214-3801

                 UNITED BANCORP, INC. DECLARES CASH DIVIDEND AND
                 ANNOUNCES ADDITIONAL PROVISION FOR LOAN LOSSES

TECUMSEH, MI - United Bancorp, Inc. (OTC: UBMI) has declared a cash dividend of $0.10 per share payable on October 31 to shareholders of record on October 20. The cash dividend represents a decrease from the $0.20 per share cash dividend paid in the first three quarters of 2008. The decrease will allow the Company to retain approximately $500,000 of capital per quarter. The Company believes this additional capital will position it to capitalize on sound business opportunities while prudently balancing the risks that exist in today's market. The Board of Directors will continue to monitor capital growth, earnings and economic conditions in order to determine future dividend payments.

The Company's third quarter 2008 results of operations will include an additional provision for loan losses in its portfolio of residential construction and development loans. The Company's provision for loan losses for the third quarter is expected to be $3.3 million, which is $1.65 million higher than the amount recorded by the Company in the second quarter of 2008. While current economic conditions have disproportionately impacted the residential real estate construction and development sector of the economy, the Company's loans to residential real estate developers make up only 11% of its loan portfolio.

After the additional charges for the third quarter, the Company and its subsidiary banks will continue to be "well-capitalized" under regulatory capital requirements.

The Company does not have any exposure to sub-prime mortgage loans, Fannie Mae and Freddie Mac equity securities, or non-agency mortgage-backed securities that have been the topic of much recent public discussion.

The Company's core business remains strong and growing, and includes a diversity of sources of noninterest income that provide approximately one-third of total revenue.

About United Bancorp, Inc.

United Bancorp, Inc. is an independent financial holding company that is the parent company for United Bank & Trust and United Bank & Trust - Washtenaw. The subsidiary banks operate seventeen banking offices in Lenawee, Washtenaw and Monroe counties, and United Bank & Trust maintains an active wealth management group that serves the Company's market area. For more information, visit the company's website at www.ubat.com.

Forward-Looking  Statements

This report contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and United Bancorp, Inc. Forward-looking statements are identifiable by words or phrases such as that an event or trend "will" occur or "continue" or that United Bancorp, Inc. or its management "believes" that a particular result or event will occur, and variations of such words and similar expressions. Management's determination of the provision and allowance for loan losses involves judgments that are inherently forward-looking. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("risk factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. United Bancorp, Inc. undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of United Bancorp, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2007; the timing and level of asset growth; changes in banking laws and regulations; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; opportunities for acquisitions and the effective completion of acquisitions and integration of acquired entities; the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings, reorganizations and bank consolidations may not be realized at amounts projected, at all or within expected time frames; the local and global effects of the ongoing war on terrorism and other military actions, including actions in Iraq; and current uncertainties and fluctuations in the financial markets and stocks of financial services providers due to concerns about credit availability and concerns about the Michigan economy in particular. These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.


                                        6